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                                                                   EXHIBIT 4(g)


                               FOURTH AMENDMENT
                                    TO THE
                   CIRCUS CIRCUS EMPLOYEES' PROFIT SHARING,
                 INVESTMENT AND EMPLOYEE STOCK OWNERSHIP TRUST


     This Fourth Amendment to the Circus Circus Employees' Profit Sharing, Investment and Employee Stock Ownership Trust is made and entered into this 12th day of July, 1995, but is effective for all purposes (except as otherwise provided herein) as of January 1, 1995, by Circus Circus Enterprises, Inc. (the "Company").


                              W I T N E S S E T H:
                              - - - - - - - - - -


     WHEREAS, the Company has previously adopted the Circus Circus Employees' Profit Sharing, Investment and Employee Stock Ownership Trust, which has previously been amended (as amended, the "Trust"); and

     WHEREAS, pursuant to the terms of the Trust, the Company is authorized and empowered to further amend the Trust; and

     WHEREAS, the Company desires to amend the Trust to clarify certain provisions, to make changes required by the Internal Revenue Service, and to make other desired changes.

          NOW, THEREFORE, the Trust is hereby amended as follows:


                                       I.

     Effective January 1, 1995, paragraph (i) of Article I is hereby amended to read as follows:


          (i) "EMPLOYER" shall mean the Company, Circus Circus Casinos, Inc.,
               --------
     Slots-A-Fun, Inc., Edgewater Hotel Corporation, Colorado Belle Corp., New Castle Corp., Ramparts, Inc., Circus Circus Mississippi, Inc., and Racing Boats, Inc., as well as
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     any other subsidiary, related corporation or other entity that adopts this
     Trust with the consent of the Company.


                                      II.

     Article VI is hereby amended by adding a new paragraph (i) at the end thereof to read as follows:

          (i)  REQUIREMENTS FOR ESOP LOANS.  No loan to the Plan or the Trust
               ---------------------------
     that shall be made or guaranteed by a disqualified person, including a direct loan of cash, a purchase money obligation, an assumption of an obligation of the Plan or the Trust, an unsecured guaranty, or the use of assets of a disqualified person as collateral for the loan (whether or not such use of assets is deemed a guaranty under applicable state law), unless a Plan fiduciary determines that the loan complies with the following requirements:

               (1) The interest rate of the loan does not exceed a reasonable rate of interest, determined based on all relevant factors including (without limitation):

                    (A) the amount and duration of the loan,

                    (B) the security and guarantee (if any) involved,

                    (C) the credit standing of the ESOP and the guarantor (if
               any), and

                    (D) the interest rate prevailing for comparable loans.

          A variable interest rate may be reasonable.

               (2) The loan is for a specific term, and is not payable at the demand of any person, except in the case of default.

               (3) The loan is primarily for the benefit of the ESOP participants and their beneficiaries; the interest rate for the loan and the price of securities to be acquired with the loan proceeds are not such that plan assets are likely to be drained off; and the terms of the loan, whether or not between independent parties, are at least as favorable to the ESOP as the terms of a comparable

                                       2.
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          loan resulting from arm's-length negotiations between independent parties.

               (4) The proceeds will be used within a reasonable time after their receipt by the borrowing ESOP only for any or all of the following purposes:

                    (A) To acquire qualifying employer securities;

                    (B)  To repay such loan; or

                    (C)  To repay a prior exempt loan.

               (5) Except as provided in subparagraphs (9) and (10) of paragraph
          (b) of Reg. (S)54.4975-7 or as otherwise required by applicable law, no security acquired with the proceeds of the loan is subject to a put, call, or other option, or buy-sell or similar arrangement, while held by and when distributed from the Plan, whether or not the Plan is then an ESOP.

               (6) To the extent required by Reg. (S)54.4975-7, the loan is without recourse against the Plan and the Trust except that:

                    (A) Assets of the ESOP that may be given as collateral are qualifying employer securi ties of two classes: those acquired with the proceeds of the loan and those that were used as collateral on a prior exempt loan repaid with the proceeds of the current exempt loan;

                    (B) To the extent permitted by Reg. (S)54.4975-7, the Plan and the Trust shall nevertheless have the power to enter into a binding obligation to repay the loan from Plan assets the use of which is not prohibited by Reg. (S)54.4975-7 or other applicable law.

               (7) To the extent required by Reg. (S)54.4975-7, no person entitled to payment under the exempt loan has any right to assets of the Plan or the Trust other than:

                    (A)  Collateral given for the loan,

                    (B) Contributions (other than contributions of employer
               securities) that are made

                                       3.
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               under an ESOP to meet its obligations under the loan, and

                    (C) Earnings attributable to such collateral and the
               investment of such contributions.


          The foregoing shall not restrict the Trustee's obligation to repay the loan, nor the right of the Trustee to repay such loan from assets the use of which is not precluded by Reg. (S)54.4975-7.

               (8) The payments made with respect to the loan during a Plan Year will not exceed an amount equal to the sum of such contributions and earnings received during or prior to the Plan Year, less such payments in prior years.

               (9) In the event of default, the value of plan assets transferred in satisfaction of the loan will not exceed the amount of the default. If the lender is a disqualified person, such default shall be limited to the failure of the Plan to meet the payment schedule of the loan. (A guarantor shall not be deemed a lender for purposes of this subparagraph.)

     IN WITNESS WHEREOF, this Fourth Amendment has been executed on the day and year first above written.

ATTEST:                                   CIRCUS CIRCUS ENTERPRISES, INC.

     (CORPORATE SEAL)

By: /s/ David R. Belding                  By: /s/ Glenn Schaeffer
--------------------------                -------------------------------
Secretary                                 President

                                                       "COMPANY"

                                       4.